Filed Pursuant to Rule 433

Registration No. 333-190682

February 27, 2014

GATX Corporation

PRICING TERM SHEET

Issuer:	GATX Corporation

Security:	1.250% Senior Notes due 2017	2.500% Senior Notes due 2019	5.200% Senior Notes due 2044

Size:	$300,000,000	$250,000,000	$300,000,000

Maturity Date:	March 4, 2017	July 30, 2019	March 15, 2044

Coupon:	1.250%	2.500%	5.200%

Interest Payment Dates:	March 4 and September 4, commencing September 4, 2014	January 30 and July 30, commencing July 30, 2014	March 15 and September 15, commencing September 15, 2014

Price to Investors:	99.941%	99.866%	99.862%

Benchmark Treasury:	UST 0.625% due February 15, 2017	UST 1.500% due January 31, 2019	UST 3.750% due November 15, 2043

Benchmark Treasury Price and Yield:	99-27 3/4; 0.670%	100-03+; 1.477%	102-17+; 3.609%

Spread to Benchmark Treasury:	T+60 bps	T+105 bps	T+160 bps

Yield to Maturity:	1.270%	2.527%	5.209%

Redemption:	At any time, at a make whole price equal to the greater of (a) 100% of the principal amount or (b) discounted present value at Treasury rate plus 10 basis points.	At any time, at a make whole price equal to the greater of (a) 100% of the principal amount or (b) discounted present value at Treasury rate plus 20 basis points.	At any time prior to September 15, 2043, at a make whole price equal to the greater of (a) 100% of the principal amount or (b) discounted present value at Treasury rate plus 25 basis points; and on or after September 15, 2043, at 100% of the principal; plus, in each case, accrued interest to but excluding the redemption date.

Expected Settlement Date:	March 4, 2014 (T+3)	March 4, 2014 (T+3)	March 4, 2014 (T+3)

CUSIP/ISIN:	361448 AS2 / US361448AS20	361448 AT0 / US361448AT03	361448 AU7 / US361448AU75

Anticipated Ratings (Moody’s / S&P):	Baa2 / BBB	Baa2 / BBB	Baa2 / BBB

Joint Book-Running Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:

Mizuho Securities USA Inc.

U.S. Bancorp Investments, Inc.

BMO Capital Markets Corp.

KeyBanc Capital Markets Inc.

Loop Capital Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

PNC Capital Markets LLC

The Williams Capital Group, L.P.

Wells Fargo Securities, LLC

BNY Mellon Capital Markets, LLC

Mizuho Securities USA Inc.

U.S. Bancorp Investments, Inc.

BMO Capital Markets Corp.

KeyBanc Capital Markets Inc.

Loop Capital Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

PNC Capital Markets LLC

The Williams Capital Group, L.P.

Wells Fargo Securities, LLC

BNY Mellon Capital Markets, LLC

Mizuho Securities USA Inc.

U.S. Bancorp Investments, Inc.

BMO Capital Markets Corp.

KeyBanc Capital Markets Inc.

Loop Capital Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

PNC Capital Markets LLC

The Williams Capital Group, L.P.

Wells Fargo Securities, LLC

BNY Mellon Capital Markets, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.